Exhibit 10.1

                     Summary of Compensation
                   Arrangements with Directors
                   (Effective October 1, 2005)


       This  exhibit  summarizes  the  compensation  arrangements
between  the  Company and its non-employee directors.   Directors
who   are   employees  of  the  Company  receive  no   additional
compensation for serving as a director.

Base Compensation
-----------------

      The Company pays to non-employee directors annual fees of $15,000 plus $1,500 for each directors' meeting attended.

Committee Fees
--------------

      The Company pays certain non-employee directors additional fees as follows:

     *   $10,000 Annual Fee to the Chair of the Audit Committee, plus
         $1,500 to the Chair for attendance at any Audit Committee meeting other than the four regularly scheduled quarterly meetings;
     * $5,000 Annual Fee to the other members of the Audit Committee, plus $1,000 for attendance at any Audit Committee meeting other than the four regularly scheduled quarterly meetings;
     * $2,000 Annual Fee to the Chairs of the Compensation Committee and the Nominating and Corporate Governance Committee and $1,000 Annual Fee to the other members of such committees; and
     * $1,500 Meeting Fee to the Chairs and $1,000 Meeting Fee to other committee members of the Compensation Committee and the Nominating and Corporate Governance Committee (and other ad hoc committees) for each meeting attended.

Stock Grant
-----------

      Subject to shareholder approval at the 2006 Annual Meeting of Shareholders, non-employee directors will receive an automatic grant of 500 shares of the common stock of the Company.

Expense Reimbursement
---------------------

      The Company reimburses directors for travel and lodging expenses that they incur in connection with their attendance of directors' meetings and meetings of shareholders of the Company.


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Consulting Arrangement
-----------------------

      Luke E. Fichthorn, one of the Company's non-employee directors, provides financial consulting and other services to the Company for which he receives annual compensation in the amount of $30,000.


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